Exhibit 10.1
YETI HOLDINGS, INC.
TIME-BASED RESTRICTED STOCK AWARD AGREEMENT

This TIME-BASED RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”)
is made as of [Grant Date], by and between YETI Holdings, Inc., a Delaware corporation (the “Company”), and [Participant Name] (the “Grantee”).

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2018 Equity and Incentive Compensation Plan, as may be amended from time to time (the “Plan”).

2.Grant of Restricted Stock. Subject to and upon the terms, conditions and restrictions set forth in this Agreement, including any additional terms and conditions for the Grantee’s country (for Grantees outside the United States only) set forth in any attached Appendix that would form part of this Agreement, and in the Plan, that the Committee deems necessary, the Company has granted to the Grantee as of [Grant Date] (the “Date of Grant”) [Number of Restricted Stock] shares of Restricted Stock (the “Award”).

3.Restrictions on Transfer. Prior to the time the shares of Restricted Stock underlying the Award are vested, no portion of the Award nor any interest therein or amount payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution.

4.Vesting of Award.

(a)Subject to the Grantee’s continued employment by or service to the Company or any Subsidiary through the applicable vesting date, the Award shall become vested in accordance with the following schedule: one-third of the shares of Restricted Stock underlying the Award shall become vested on the first anniversary of the Date of Grant (the “Initial Vesting Date”), and an additional one-sixth of the shares of Restricted Stock underlying the Award shall become vested on the first four six- month anniversaries of the Initial Vesting Date (each such vesting date, together with the Initial Vesting Date, the “Vesting Dates”). Subject to the terms of the Plan, any portion of the Award that does not become vested in accordance with this Agreement will be forfeited, including if the Grantee ceases to be continuously employed by or provide services to the Company or a Subsidiary prior to the applicable Vesting Date. For purposes of this Agreement, “continuously employed by or providing services to” (or substantially similar terms) means the absence of any interruption or termination of the Grantee’s employment with, or services to, the Company or a Subsidiary. Continuous employment or service shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its Subsidiaries.

(b)Notwithstanding Section 4(a) above, any unvested portion of the Award (to the extent such portion has not been forfeited) shall become immediately vested if the Grantee should die or become Disabled while continuously employed by, or providing services to, the Company or any Subsidiary prior to the final Vesting Date.

5.Effect of Change in Control.

(a)Notwithstanding Section 4(a) above, if at any time before the Award becomes fully vested or is forfeited, and while the Grantee is continuously employed by or providing services to the Company or a Subsidiary, a Change in Control occurs, then the unvested portion of the Award shall become vested as of immediately prior to the consummation of such Change in Control, except to the extent that a Replacement Award is provided to the Grantee in accordance with Section 5(b) to continue, replace or assume the shares of Restricted Stock underlying the Award covered by this Agreement (the “Replaced Award”).

(b)For purposes of this Agreement, a “Replacement Award” means an award (i) of the same type (e.g., time-based restricted stock) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Grantee holding the Replaced Award is subject to
U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Grantee holding the Replacement Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 5(b) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c)If, after receiving a Replacement Award, the Grantee experiences a termination of employment or service with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) (i) due to death or Disability or (ii) either by reason of a termination by the Successor without Cause or by the Grantee for Good Reason, in each case within the two-year period following the Change in Control and before the final Vesting Date, then any unvested portion of the Replacement Award shall become vested as of such termination date.

6.Definitions.

(a)“Cause” shall have the meaning set forth for “Termination for Cause” or “Cause” in any employment agreement between the Grantee and the Company or any Subsidiary, or if the Grantee is employed by the Company or any Subsidiary other than pursuant to an employment agreement or the Grantee’s employment agreement does not include a definition of “Termination for Cause” or “Cause”, “Cause” means (i) the Grantee’s indictment (or other criminal charge against the Grantee) for a felony, or the Grantee’s commission of fraud against the Company or any of its Subsidiaries or Affiliates, (ii) conduct by the Grantee that brings the Company or any of its Subsidiaries or Affiliates into substantial public disgrace or disrepute, (iii) the Grantee’s gross negligence or gross misconduct with respect to the Company or any of its Subsidiaries or Affiliates, (iv) the Grantee’s insubordination to, or failure to follow the lawful directions of, the Board, the Chief Executive Officer of the Company or the individual to whom the Grantee reports, which, if curable, is not cured within ten (10) days after written notice thereof to the Grantee, (v) the Grantee’s material violation of any restrictive covenant agreement between the Grantee and the Company or any of its Subsidiaries or Affiliates, (vi) the Grantee’s breach of a material employment policy of the Company or YETI Coolers, LLC which, if curable, is not cured within ten (10) days after written notice thereof to the Grantee, or (vii) any other material breach by the Grantee of any agreement with the Company or any of its Subsidiaries or Affiliates, which, if curable, is not cured within thirty (30) days after written notice thereof to the Grantee. Any failure by the Company or a Subsidiary to notify the Grantee after the first occurrence of an event constituting “Cause” shall not preclude any subsequent occurrences of such event (or a similar event) from constituting “Cause.”

(b)“Disability” shall mean that the Grantee, because of accident, disability, or physical or mental illness, is incapable of performing the Grantee’s duties to the Company or any Subsidiary, as determined by the Board. Notwithstanding the foregoing, the Grantee will be deemed to have become incapable of performing the Grantee’s duties to the Company or any Subsidiary, if the Grantee is incapable of so doing for
(i)a continuous period of 120 days and remains so incapable at the end of such 120 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.

(c)“Good Reason” shall have the meaning and conditions set forth for “Termination for Good Reason” or “Good Reason” in any employment agreement between the Grantee and the Company or any Subsidiary, or if the Grantee is employed by the Company or any Subsidiary other than pursuant to an employment agreement or the Grantee’s employment agreement does not include a definition of “Termination for Good Reason” or “Good Reason”, “Good Reason” means, with respect to the Grantee, the occurrence of any one or more of the following events at any time during the Grantee’s employment with the Company or any of its Affiliates without the Grantee’s consent:

(i)a material reduction in either the Grantee’s base salary or the Grantee’s target annual incentive compensation amount, other than as part of an across-the-board reduction applicable to all Company executives of no greater than 10%;

(ii)a material diminution in the Grantee’s authority, duties or responsibilities;

(iii)any material breach of the Grantee’s severance plan or any equity agreement by the Company or any of its Affiliates; or

(iv)the involuntary relocation of the Grantee’s principal place of employment to a location more than thirty-five (35) miles beyond the Grantee’s principal place of employment as of the Date of Grant.

Notwithstanding the foregoing no termination shall be deemed to be for Good Reason unless (A) the Grantee provides the Company or the applicable Affiliate with written notice of the existence of an event described in clause (i), (ii),
(iii) or (iv) above, within (60) days following the occurrence thereof, (B) the Company or the applicable Affiliate does not remedy such event described in clause (i), (ii), (iii) or (iv) above, as applicable, within thirty (30) days following receipt of the notice described in the preceding clause (A), and (C) the Grantee terminates employment within thirty (30) days following the end of the cure period specified in clause (B), above. The Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.

7.Voting Rights and Dividend. Except for the restrictions described in this Agreement and the Plan, the Grantee shall be deemed a Stockholder with respect to the Restricted Stock covered by the Award, including the right to exercise voting rights with respect thereto, subject to the following restrictions: (i) the Grantee shall not be entitled to delivery of the appropriate number of shares of Common Stock subject to the Award until such shares become vested and transferable, all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange on which the Common Stock may then be listed; (ii) no dividends or other distributions payable with respect to a share of Common Stock subject to the Award shall be paid until and unless such share becomes vested and transferable, with such dividends or other distributions to be accumulated, without interest, by the Company (the “Accumulated Dividends”); and (iii) shares of Common Stock subject to this Award and any Accumulated Dividends with respect to such shares shall be forfeited and all rights of the Grantee to such shares and Accumulated Dividends shall terminate, without further obligation on the part of the Company, unless such shares of Restricted Stock become vested pursuant to Section 4 hereof.

8.Stock Certificate. Unless otherwise directed by the Committee, (i) no stock certificates representing any shares of Restricted Stock underlying the Award will be issued until such shares become vested pursuant to Section 4 hereof and (ii) all shares of Restricted Stock underlying the Award will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Stock.

9.Adjustments. The Award and the number of shares of Restricted Stock underlying the Award, and the other terms and conditions of the grant evidenced by this Agreement, are subject to adjustment as provided in Section 11 of the Plan.

10.Withholding Taxes.1 To the extent permitted by applicable law, upon any vesting of the Restricted Stock subject to the Award, the Company shall automatically withhold and reacquire the appropriate number of whole shares of Restricted Stock, valued at their then Market Value per Share, to satisfy any withholding obligations of the Company or its Subsidiaries with respect to such vesting at any applicable withholding rates. In the event that the Company cannot satisfy such withholding obligations by withholding and reacquiring shares of Restricted Stock, or in the event that the Grantee makes or has made an election pursuant to Section 83(b) of the Code or the occurrence of any other withholding event with respect to the Award, the Company (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee any sums required by federal, state or local tax law to be withheld with respect to such vesting of any Restricted Stock or such Section 83(b) election or other withholding event.

11.Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

12.Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).

1 The following can be used for agreements with employees below Level 12: “The Company shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Company or any of its Affiliates may reasonably be obligated to withhold with respect to the grant, vesting or other event with respect to the Restricted Stock subject to the Award. The Grantee agrees that the Grantee will satisfy such withholding requirement in a manner determined by the Company to satisfy any applicable withholding obligations that arise with respect to the vesting of the Restricted Stock subject to Award, including, without limitation, through a “sell to cover” transaction through a bank or broker or the Company withholding a sufficient number of shares of Common Stock in connection with the vesting of the Restricted Stock subject to Award at their then Market Value per Share (determined either as of the date of such withholding or as of the immediately preceding trading day, as determined by the Company in its discretion). The Company may take such action(s) without notice to the Grantee and shall remit to the Grantee the balance of any proceeds from withholding such shares in excess of the amount reasonably determined to be necessary to satisfy such withholding obligations. The Grantee shall have no discretion as to the satisfaction of tax withholding obligations in such manner. If, however, the Grantee makes an election under Section 83(b) of the Code with respect to the Restricted Stock subject to the Award, any withholding event occurs with respect to the Restricted Stock subject to Award other than the vesting of such shares of Restricted Stock, or if the Company for any reason does not satisfy the withholding obligations with respect to the vesting of the Restricted Stock subject to Award as provided above in this Section 10, the Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee the amount of any such withholding obligations.”

13.Six-Month Delay. Notwithstanding any provision of this Agreement to the contrary, if the Grantee is a “specified employee” as defined in Section 409A of the Code, the Grantee shall not be entitled to any payment with respect to the Award in connection with the Grantee’s “separation from service” (as that term is used for purposes of Section 409A of the Code) until the earlier of (a) the date which is six (6) months after the Grantee’s separation from service for any reason other than the Grantee’s death, or (b) the date of the Grantee’s death. Any amounts otherwise payable to the Grantee following the Grantee’s separation from service that are not so paid by reason of this Section 13 shall be paid as soon as practicable for the Company (and in all events within thirty (30) days) after the date that is six (6) months after the Grantee’s separation from service (or, if earlier, the date of the Grantee’s death). The provisions of this Section 13 shall only apply if, and to the extent, required to comply with Section 409A of the Code.

14.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

15.No Right to Future Awards or Employment. The grant of the Award under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Award will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained herein will confer upon the Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate the Grantee’s employment or other service at any time.

16.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

17.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall materially adversely affect the Grantee’s rights under this Agreement without the Grantee’s consent, and the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

18.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

19.Relation to Plan. The Award granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, the Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s compensation clawback policy in effect as of the Date of Grant and from time to time thereafter, including any amendments thereto specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of Common Stock may be traded).

20.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Award and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

21.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

22.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

23.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan,
(c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

24.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement. Photographic or other electronic copies of such signed counterparts may be used in lieu of the originals for any purpose.

25.No Advice Regarding Grant. The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Restricted Stock (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award, the advantages and disadvantages of making an election under Section 83(b) of the Code with respect to the Award, and the process and requirements for such an election). Neither the Company nor any of its officers, directors, Affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Agreement) or recommendation with respect to the Award or the making of an election under Section 83(b) of the Code with respect to the Award. In the event the Participant desires to make an election under Section 83(b) of the Code with respect to the Award, it is the Participant’s sole responsibility to do so timely. Except for the withholding rights set forth in Section 10 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.

[SIGNATURES ON FOLLOWING PAGE]

YETI HOLDINGS, INC.

By:

Name: Matthew J. Reintjes
Title: President and Chief Executive Officer
Grantee Acknowledgment and Acceptance
By:

Name: [Participant Name]